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                                                                       EXHIBIT 5


                          [Baker & McKenzie Letterhead]



                                February 12, 1999



@Entertainment, Inc.
One Commercial Plaza
Hartford, Connecticut 06103-3585

Ladies and Gentlemen:

     We have acted as counsel to @Entertainment, Inc., a Delaware corporation (the "Company"), in connection with its filing of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of $256.8 million aggregate principal amount at maturity of Series B 14 1/2% Senior Discount Notes due 2009 ("Exchange Notes") to be issued under an Indenture, dated as of January 27, 1999 (the "Indenture"), between the Company and Bankers Trust Company, as Trustee.

     We have examined the originals, or photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials, and such other documents as we have deemed relevant and necessary as the basis of the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and authenticity of the originals of such copies.

     We are members of the Bar of the State of New York. We have made such examination of the law of the State of New York, federal law and of the Delaware General Corporation Law as we have deemed relevant for purposes of this opinion, and we express no opinion as to laws of any other state or jurisdiction.

     Based upon our examination, we are of the opinion that:

     1. The Indenture has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except
          (a) as the enforcement may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to


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@Entertainment, Inc.
February 12, 1999
Page 2


          fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (b) the waiver in Section 514 of the Indenture may be unenforceable due to interests of public policy.

     2. The Exchange Notes are in the form contemplated by the Indenture, have been duly authorized by the Company and, when executed by the Company and authenticated by the Trustee in the manner provided under the Indenture and delivered in exchange for outstanding 14 1/2% Senior Discount Notes due 2009 of the Company, will be enforceable against the Company in accordance with their terms except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be entitled to the benefits of the Indenture.

     We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.



                                        Very truly yours,

                                        /s/ Baker & McKenzie
                                        -------------------------------
                                        Baker & McKenzie